Exhibit 99.1

DD3 Acquisition Corp. II Receives Expected Notice from Nasdaq Regarding Delayed Quarterly Report

Mexico City, Mexico, June 3, 2021 — DD3 Acquisition Corp. II (Nasdaq: DDMX) (the “Company”) today announced that it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) due to a delay in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market.

Nasdaq informed the Company that, under Nasdaq’s listing rules, the Company has until July 26, 2021 to submit a plan to regain compliance with the Rule, provided that the Company will not be required to submit a plan if the Form 10-Q is filed before such date. If Nasdaq accepts the Company’s plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until November 22, 2021, to regain compliance.

As the Company reported in its Form 12b-25 filed with the SEC on May 18, 2021, the Company is in the process of re-evaluating the accounting treatment of its warrants following the issuance by the staff of the SEC of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”), which clarified guidance for all SPAC-related companies regarding accounting and reporting for their warrants. The Company is currently determining the extent of the SEC Statement’s impact on its financial statements, including the financial statements included in the Form 10-Q, and continues to work diligently to complete the Form 10-Q as soon as reasonably practicable with the intention of regaining compliance.

About DD3 Acquisition Corp. II

The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and ability to become current in its SEC reporting obligations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the final prospectus for the Company’s initial public offering filed with the SEC on December 10, 2020 and in the Company’s other filings with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DD3 Acquisition Corp. II

contact@dd3.mx